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                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  Asset Purchase Agreement, dated as of __________, 2000, by and between COLLECTIBLE CONCEPTS GROUP, INC., a Delaware corporation ("CCG"), Team Sport Specialties Corporation ("Buyer") and ROOTER RATTLE, L.P., a Pennsylvania Limited Partnership ("Seller").
                  Seller is engaged in the business of marketing novelties bearing professional and amateur sports teams' logos under license from the teams (the "Business").
                  Buyer is a wholly owned subsidiary of CCG. Seller desires to sell, and Buyer desires to acquire, the assets employed by Seller in connection with the Business, all upon the terms and conditions set forth herein.
                  NOW THEREFORE the parties, in consideration of the mutual covenants, representations and warranties contained herein, and intending to be legally bound, hereby agree as follows:

                  1. DEFINITIONS.

                  For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1:

                  "Acquisition Assets" -- as defined in Section 2.1.
                  "Assumed Contracts" -- as defined in Section 2.1(d).
                  "Best Efforts" -- the efforts that a prudent Person desirous of achieving a result would use under similar circumstances to ensure that such result is achieved as expeditiously as possible.
                  "Buyer" -- as defined in the first paragraph of this Agreement.
                  "Closing" -- as defined in Section 2.3.
                  "Closing Date" -- the date and time as of which the Closing actually takes place.
                  "Code" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law.
                  "Consent" -- any approval, consent, ratification, permission, waiver or other authorization (including any Governmental Authorization).
                  "Contemplated Transactions" -- all of the transactions contemplated by this Agreement, including, but not limited to:
                           (i) the sale of the Acquisition Assets by Seller to
Buyer; and
                           (ii) the performance by CCG, Buyer and Seller of
their respective covenants and obligations hereunder;
                  "Contract" -- any agreement, contract, instrument, indenture, guaranty, power of attorney, commitment, promise, assurance, obligation or undertaking.
                  "Damages" -- as defined in Section 11.3.
                  "Disclosure Letter" -- the disclosure letter delivered by Seller to Buyer and CCG concurrently with the execution and delivery of this Agreement.
                  "Encumbrance" -- any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, intrusion, covenant, infringement, interference, Order, proxy, option, right of first refusal,





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community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any kind, including, but not limited to, restriction on the use, voting (in the case of any security), transfer, receipt of income or other exercise of any other attribute of ownership.
                  "Environment" -- soil, surface or subsurface land, strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.
                  "Environmental, Health and Safety Liabilities" --any loss, cost, expense, claim, demand, liability, obligation or other responsibility of whatever kind or otherwise, based upon Environmental Laws, relating to:
                           (i) any environmental, health or safety matters or
conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
                           (ii) fines, penalties, judgments, awards,
settlements, legal or administrative proceedings, damages, losses, claims, demands and response, remedial or inspection costs and expenses arising under Environmental Law;
                           (iii) financial responsibility under Environmental
Law for cleanup costs or corrective action, including for any removal, remedial or other response actions, and for any natural resource damages;
                           (iv) any other compliance, corrective or remedial
measures required under Environmental Law.
                  The terms "removal", "remedial" and "response" action shall include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").
                  "Environmental Law" -- any Governmental Body law, directive, statute, ordinance, rule, regulation, code, standard or other legal requirement, or common law (including, but not limited to, common law that may impose strict liability) or any judgment, order, writ, notice, decree, permit, license, authorization approval, consent, injunction, or agreement with an Governmental Body, relating to any environmental, health or safety matters or conditions, Hazardous Materials, pollution, protection, preservation or restoration of the Environment, including, but not limited to, on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products, emissions, discharges, releases or threatened release of pollutants, contaminants, chemicals, or industrial, toxic, radioactive or Hazardous
Materials or wastes into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic, radioactive or hazardous substances or wastes. Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901 et seq., the Clean Air Act, as amended, 42 U.S.C.ss.7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C.ss. 2601 et seq., the Hazardous Materials Transportation Act, as amended 49 U.S.C.ss. 1471 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.ss. 1101 et seq., and the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq.
                  "Equipment" - as defined in Section 2.1(b).
                  "ERISA" -- the Employee Retirement Income Security Act of
1974, as amended from time to time, or any successor law.



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                  "Facilities" - the real property occupied by Seller or used in the Business.
                  "Governmental Authorization" -- any permit, license, franchise, approval, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
                  "Governmental Body" -- any United States or foreign federal, state, provincial, local, municipal, or other government, or governmental or quasi-governmental authority of any nature.
                  "Hazardous Materials" -- any substance which presently or may in the future be listed, defined, designated or classified as, or otherwise determined to be, hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component, and includes, but shall not be limited to, any (i) "hazardous substance,"
"pollutant" or "contaminant" (as defined in Sections 101(14), (33) of CERCLA, 42 U.S.C. ss.ss. 9601(14), (33) or the regulations designated pursuant to Section 102 of CERCLA, 42 U.S.C. ss. 9602 and found at 40 C.F.R. Part 302), including any element, compound, mixture, solution, or substance which is or may be designated pursuant to Section 102 of CERCLA; (ii) substance which is or may be designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251, 1321(b)(2)(A), as amended ("FWPCA"); (iii) hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, 42
U.S.C. ss.ss. 6901,6921, as amended ("RCRA") or having such characteristics which shall subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA, 42 U.S.C. ss. 991(8) or 40 C.F.R. Part 280; (v) toxic pollutant which is or may be listed under Section 307(a) of the FWPCA, 33 U.S.C. ss. 1317(a); (vi) hazardous air pollutant which is or may be listed under Section
112 of the Clean Air Act, 42 U.S.C. ss.ss. 7401, 7412, as amended; (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601, 2606, as amended; (viii) waste oil and other petroleum products; (ix) asbestos, asbestos containing material or urea formaldehyde or material which contains it; or (x) source, special nuclear or by-product material as defined by the Atomic Energy Act of 1954, as amended, 42 U.S.C. ss. 3011 et seq.
                  "Indemnified Buyer" -- as defined in Section 11.3.
                  "Indemnified Persons" -- as defined in Section 11.8. "Indemnified Seller" -- as defined in Section 11.5. "Indemnifying Person" -- as defined in Section 11.8. "Intellectual Property Assets" - the term "Intellectual
Property Assets" shall include the name Rooter Rattle, all fictitious business names, trade names, registered and unregistered trademarks, service marks and applications (collectively "Marks"), all patents and patent application (collectively "Patents"), all copyrights in both published works and unpublished works which are material to the Business ("Copyrights:"), all rights in mask works (collectively "Rights in Mask Works"), and all know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints ("Trade Secrets") owned, used or licensed by Seller as licensee or licensor.
                  "Inventory" -- as defined in Section 2.1(c).
                  "Knowledge" -- an individual shall be deemed to have "Knowledge" of a particular fact or other matter if:



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                           (i) such individual is actually aware of such fact or
other matter; or
                           (ii) a prudent individual could be expected to
discover or otherwise become aware of such fact or other matter in the course of his business without conducting an investigation concerning the truth or existence of such fact or other matter.
                  A Person (other than an individual) shall be deemed to have "Knowledge" of a particular fact or other matter if an individual in his capacity as a director or officer of such Person (or in any similar capacity) has Knowledge of such fact or other matter.
                  "Legal Requirement" -- any United States or foreign federal, state, provincial, local, municipal, or other law, statute, legislation, bill, act, enactment, constitution, resolution, proposition, initiative, canon, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, guideline, or interpretation issued, enacted, adopted, passed, approved, ratified, endorsed, promulgated, made, entered, rendered, published or implemented by or under the authority of any Governmental Body or by the eligible voters of any jurisdiction.
                  "Licenses" - as defined in Section 2.1(g).
                  "Order" -- any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
                  "Ordinary Course of Business" -- an action taken by a Person shall be deemed to have been taken in the "Ordinary Course of Business" only if:
                           (i) such action is consistent with the past practices
of such Person and is taken in the course of the normal day-to-day operations of such Person; and
                           (ii) such action is not required to be authorized by
the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of a type not already possessed by Seller.
                  "Organizational Documents" -- with respect to a corporation, the articles or certificate of incorporation and the bylaws of such corporation and any amendments thereto; with respect to a limited partnership, the certificate of limited partnership and the partnership agreement of such partnership, and any amendments thereto.
                  "PBGC" -- the Pension Benefit Guaranty Corporation, or any successor thereto.
                  "Person" -- any individual, corporation (including any non-profit corporation), general partnership, limited partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Body.
                  "Plan" -- any "employee benefit plan," as defined in Section 3(3) of ERISA, that covers any employee or former employee of any of the Companies.
                  "Proceeding" -- any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
                  "Purchase Orders" -- as defined in Section 2.1(d).
                  "Related Person" -- With respect to a specified Person other than an individual, any officer, director, partner, manager or holder of at least ten percent (10%) of the voting interests in such person, or any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person. With respect to a specified person who is an individual, the specified person's spouse, children, parents or siblings, or the parents, children or siblings of the specified Person's spouse; any corporation, limited liability company, partnership or similar entity of which the specified Person is an officer, director, or manager or serves in a similar capacity, and any corporation, partnership, limited liability company or other entity in which the specified person holds at least ten percent (10%) of the outstanding equity interests.
                  "Release" -- any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, disposing, dumping or emplacement into the Environment.

                  "Seller" -- as defined in the first paragraph of this Agreement.
                  "Stock Value" - as defined in Section 2.2.
                  "Tax" -- any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or pursuant to any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.
                  "Threat of Release" -- a substantial likelihood of a Release which might require action in order to prevent or mitigate damage to the Environment that might result from such Release.
                  "Threatened" -- a claim, Proceeding, dispute, action or other matter shall be deemed to have been "Threatened" if any demand or statement shall have been made (orally or in writing) or any notice shall have been given (orally or in writing), or if any other event shall have occurred or any other circumstances shall exist, that might lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter might be asserted, commenced, taken or otherwise pursued in the future.

                  2. SALE AND TRANSFER OF ASSETS; CLOSING.

                  2.1. ASSETS TO BE SOLD. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Acquisition Assets, in each case, free and clear of any and all Encumbrances. The "Acquisition Assets" shall mean all of the following described assets owned, leased or operated by Seller at the close of business on the Closing Date, wherever the same shall be located and which relate to the Business or are used or useful in connection with the
Business:
                           (a) all leasehold and other title interests in and to
real property including, without limitation, the real property, described in
Schedule 2.1(a), together with all improvements, buildings and fixtures located thereon or therein;
                           (b) all machinery, equipment, fixtures, computer
hardware, tools, spare parts, furniture, vehicles and other tangible personal property and assets owned or leased by Seller and used in connection with the Business, including those described in Schedule 2.1(b) (hereinafter the "Equipment");




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                           (c) inventories of raw materials, work-in-process,
finished goods, packaging and supplies of Seller relating to the Business as of the Closing Date (which will be supplied on a schedule as of the Closing Date), wherever located (hereinafter the "Inventory");
                           (d) all of Seller's interest (including all rights,
benefits and obligations) in the written or oral Contracts and understandings described on Schedule 2.1(d) (the "Assumed Contracts"), all offers or solicitations to enter into any of the foregoing, and all unfilled purchase orders of customers of the Business at the Closing Date ("Purchase Orders");
                           (e) all operating data, books and records of Seller
relating to the Business, including client and customer lists and records, supplier lists and other customer and supplier information, referral sources, research and development reports, product files, equipment logs, operating guides and manuals, copies of financial, accounting and personnel records, correspondence and other similar documents and records;
                           (f) all of the intangible and Intellectual Property
Assets of Seller, including all software (including all source codes and object codes), products, trade secrets, know-how, processes, methods, plans, research data, marketing plans and strategies, forecasts, trademarks, service marks, trade names, patents and patent rights, logos and copyrights and all applications for trademark, service mark, trade name, patent and copyright registrations, including the name "Rooter Rattle" and all trademarks, service marks, trade names, patents, logos and copyrights listed on or described in
Schedule 2.1(f);
                           (g) without limiting the provisions of paragraphs (d)
and (f), all agreements and licenses pursuant to which Seller has the right to manufacture, display or sell products using, or otherwise use, the name, logo, trademark, service mark or other intellectual property rights of any professional sports team or other Person (the "Licenses");
                           (h) all accounts receivable arising out of the
conduct of the Business as of the Closing Date, which will be supplied on a schedule as of the Closing Date;
                           (i) all claims of Seller against third parties
relating to the Acquisition Assets or to the Business, whether choate or inchoate, known or unknown, contingent or otherwise;
                           (j) those prepaid expenses relating to the
Acquisition Assets which are listed on Schedule 2.1(j);
                           (k) the going concern value and good will of Seller;
                           (l) all sales and marketing information relating to
products and services of the Seller, including marketing plans, advertising material, sales and credit reports, literature, and brochures;
                           (m) all rights of Seller relating to deposits and
prepaid expenses and claims for refunds as shown on the Interim Balance Sheet, as such amounts shall increase or decrease between the Interim Balance Sheet Date and the Closing Date in the Ordinary Course of Business; and
                           (n) all other rights and assets of every kind,
character or description, tangible or intangible, owned by Seller and used or held for use in connection with the Business, to the extent assignable in the case of intangible properties and assets, whether or not similar to the items specifically set forth above.
                  2.2. PURCHASE PRICE.
                           (a) The purchase price (the "Purchase Price") for the
Acquisition Assets will be Nine Hundred Sixty-Five Thousand Dollars ($965,000.00). The purchase price shall be paid as follows: Three Hundred Ninety Thousand Dollars ($390,000) shall be paid to Seller at the Closing by certified check, bank check or wire transfer. Thirty Thousand Dollars ($30,000) shall be paid by issuance of the Buyer's Promissory Note payable in twelve equal monthly installments beginning one month from the date of closing (the "Note"). The Note shall bear interest at 8% per annum and shall be secured and guaranteed as set forth in paragraph (e) below. Seller shall receive shares of Restricted Common Stock of CCG (the "Stock") with a Stock Value of Five Hundred Forty-Five Thousand Dollars ($545,000). As used in this Agreement, "Stock Value" shall mean the average final sales price for CCG's Common Stock in the ten (10) trading days immediately preceding the date of determination of the Stock Value, as quoted on the NASD's electronic bulletin board or, if no quotes are available from the NASD's electronic bulletin board, as quoted in the "pink sheets" maintained by the National Quotation Bureau. If closing sales prices are not available, then the Stock Value shall be based upon the average of the closing bid and asked prices as quoted on the NASD's electronic bulletin board or the pink sheets.
                           (b) As used in this Agreement, "As Sold Stock Value"
shall mean (i) with respect to any Stock which is sold in the public market within ten (10) days after the first anniversary of Closing, the actual sales price received by the Seller (before deduction of any broker's commissions) and
(ii) with respect to any Stock not so sold within ten (10) days after the first anniversary date of Closing, the Stock Value as of the tenth day after the first anniversary of Closing. If the As Sold Stock Value of the Stock is less than Five Hundred Forty-Five Thousand Dollars ($545,000), Seller will receive additional CCG shares in so far as necessary to make the As Sold Stock Value of CCG's Stock on the tenth day after the first anniversary date of Closing equivalent to Five Hundred Forty-Five Thousand Dollars ($545,000).
                           (c) In the event that, on the first anniversary of
the closing either (i) the Stock Value per share of CCG Common Stock is less than $.01 or (ii) during the ten (10) trading days immediately preceding such first anniversary, an average of less than 650,000 shares per day of CCG Common Stock have been traded, then Buyer shall have, at its option, the right to demand CCG transfer all of the shares of Buyer's Capital Stock to Seller, or Seller's designee ("Reacquisition Option"). Seller shall have until the seventh calendar day after the first anniversary of Closing to exercise the Reacquisition Option. CCG shall have seven calendar days after receipt of notice of exercise of the Reacquisition Option to deliver the outstanding shares of Buyer's Capital Stock, free and clear of all encumbrances; provided however, that if Buyer or CCG deliver $545,000 to Seller on or before the end of such seven day period, by certified or bank check or by wire transfer, Seller's exercise of the Reacquisition Option shall be void, and CCG and Buyer shall be deemed to have satisfied all of their obligations with respect to the Purchase Price (other than with respect to the Note). In the event one or both of the conditions for exercise of the Reacquisition Option exists, Seller's sole remedy for such conditions shall be as specified in this paragraph.
                           (d) If the As Sold Stock Value of the Stock granted
to Buyer under this Agreement is greater than Five Hundred Forty-Five Thousand Dollars ($545,000), Buyer shall return to CCG Stock with a Stock Value equal to the difference between the Stock Value and $545,000. In order to effectuate the transfer of additional Stock to Buyer or the return of Stock by Buyer to CCG pursuant to this Section, Seller shall prepare a statement of the Stock Value of the Stock as of the anniversary date of Closing and deliver it to CCG within fifteen (15) business days after the anniversary date. The party required to transfer shares shall transfer such shares within five (5) business days after the delivery of such notice by Seller to CCG.
                           (e) The obligations of Buyer under the Note shall be
guaranteed by CCG pursuant to a guaranty instrument ("Guaranty") in the form of Exhibit "____" hereto. All of CCG's obligations






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under the Guaranty, as well as all of CCG's obligations under paragraph (c)
shall be secured by a pledge of all of the outstanding capital stock of Buyer, pursuant to a Pledge Agreement in the form of Exhibit "___" hereto.
                           (f) In order to protect Seller's rights pursuant to
the Reacquisition Option, Seller, CCG and Buyer agree that the following shall be in effect during the period between Closing and the expiration or termination of the Reacqusition Option:
                                   (i) James Onufrak shall be President of Buyer
and shall not be removed from such position except in the event of "First Year Cause" as set forth in his Employment Agreement executed at Closing.
                                   (ii) The Board of Directors of Buyer shall
consist solely of one person determined by Collectible Concepts and James Onufrak, unless James Onufrak has been removed pursuant to the terms of subparagraph (i), in which event James Onufrak's position on the Board of Directors shall be held by another person nominated by Seller; and
                                   (iii) Neither Buyer nor CCG shall grant any
Encumbrance in any asset or property of Buyer.
                                   (iv) All consents to assignment of Licenses
or Contracts delivered by Seller to Buyer under this Agreement may, at Seller's discretion, contain a further consent for the reversion of the License or Contract to Seller should Seller exercise the Reacquisition Option under this Agreement.
                                        The Reacquisition Option shall be deemed
to have expired on the twentieth day after the first anniversary of Closing if neither of the conditions giving rise to the Reacquisition Option exists on that date.
                  2.3. CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 1515 Market Street, Ninth Floor, Philadelphia, Pennsylvania 19102, at 10:00 a.m. (local time) on _________________, 2000, or such other time and place as the parties may mutually agree. Subject to the provision of Section 12, failure to consummate the purchase and sale provided for in this Agreement on the date and time at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
                  2.4. ASSUMPTION OF LIABILITIES.
                           (a) Assumed Liabilities. On the Closing Date, Buyer
shall deliver to Seller an undertaking and assumption, in the form of Exhibit
2.4 (the "Assumption Agreement"), pursuant to which Buyer shall assume and agree to discharge, only the following specifically enumerated obligations and liabilities of Seller (the "Assumed Liabilities"):
                                   (i) all liabilities and obligations of Seller
for accounts payable set forth on the Accounts Payable schedule attached to the Disclosure Letter.
                                   (ii) all liabilities and obligations of
Seller (including performance) arising after the Closing Date (other than any liability or obligation for breach or default which occurred prior to the Closing) under (1) the Assumed Contracts and the Licenses and (2) the Purchase Orders listed in Schedule 2.1(d) and the Purchase Orders entered into by Seller after the date hereof in the Ordinary Course of Business.
                           (b) Retained Liabilities. Except for the liabilities
specifically enumerated in Section 2.4(a) of this Agreement, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether such liabilities or obligations relate to payment, performance or otherwise, are matured or unmatured, are known or unknown, are contingent or otherwise, are fixed or absolute, or are present, future or otherwise (all such liabilities the "Retained Liabilities"), it being agreed by Seller that all of the Retained Liabilities shall remain the sole responsibility of and shall be paid, performed and/or discharged solely by Seller. Notwithstanding anything to the contrary contained herein, and without limiting the generality of the foregoing, the following, shall be considered "Retained Liabilities" of Seller for the purposes of this Agreement: (i) any liability or obligation arising from any warranty, return or product liability claim in respect of products of the Business sold on or prior to the Closing Date; (ii) any liability or obligation for Seller's Taxes, other than payroll taxes disclosed on the Accounts Payable Schedule included with the Disclosure Letter including without limitation (1) any Taxes arising as a result of Seller's operation of the Business or ownership of the Acquisition Assets before the Balance Sheet Date, and (2) any Taxes that will arise as a result of the sale of the Acquisition Assets pursuant to this Agreement; (iii) any Environmental, Health and Safety Liability relating to any event that occurred on or prior to the Closing Date; (iv) any liability or obligation arising under any License or Contract that is not transferred to Buyer under this Agreement other than the Sublicense with New L&N Sales Company, as Buyer will reimburse Seller for royalties paid under that Sublicense and Buyer will get the net benefit of sales made under that Sublicense; (v) any liability or obligation to indemnify any partner, officer, director, employee or agent of Seller or Seller's General Partner; (vi) any liability or obligation relating to pension benefits, employee stock option or profit-sharing plans, health care plans or benefits, or any other benefits of any kind for employees or former employees, relating to their employment by Seller; (vii) any liability or obligation under any employment, severance, retention or termination agreement with any employee of Seller; (viii) any liability or obligation arising out of or related to any employee grievance commenced or relating to periods prior to the Closing Date whether or not the affected employees become employees of Buyer; (ix) any liability or obligation under any Contract that is assigned to Buyer which arises after the Closing Date to the extent that it is attributable to or associated with (1) any breach of or default under (or any event which, with the passing of or default under) any such transferred Contract, which breach, default or event occurred prior to the Closing Date, or (2) any service provided or to have been provided by Seller under any such transferred Contract, prior to the Closing Date; (x) any liability or obligation based upon acts or omissions of Seller occurring after the Closing Date; and (xi) any obligation to any partner of Seller, or any family member or affiliate of any partner of Seller other than real estate rent payable to the Fung Partnership.
                  2.5. TAX ALLOCATION. The Purchase Price shall be allocated among the Acquisition Assets pursuant to an Allocation Schedule to be proposed by Seller at least five (5) days prior to Closing, subject to Buyer's consent. After the Closing, the parties agree to make consistent use of the allocation specified in such schedule for all Tax purposes and in any and all filings, declarations and reports with the IRS in respect thereof, including without limitation, the reports required to be filed under Section 1060 of the Code, if applicable, it being understood that Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date if such form is required to be filed with the Internal Revenue Service. In any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.
                  2.6. CLOSING OBLIGATIONS. In addition to any other documents to be delivered under other provisions of this Agreement to effect the Contemplated Transactions, at the Closing,
                           (a) Seller shall deliver to Buyer:
                                   (i) Certificates of Title for any motor
vehicle included in the Acquisition Assets as set forth on Schedule 2.1(b);

                                   (ii) Assignments of each of the Assumed
Contracts and each of the Licenses, accompanied by the consent of any other party to such Contract or License where consent is necessary for the assignment, as reasonably determined by Buyer's counsel;
                                   (iii) A Bill of Sale for all of the
Acquisition Assets (other than those transferred by documents delivered pursuant to other subsections of this Section 2.6) in the form of Exhibit 2.6(a);
                                   (iv) Any Consent required under Section 5.7
not previously delivered to Buyer;
                                   (v) A certificate executed by Seller as to
the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 5.1, as to the absence of material adverse changes in accordance with Section 5.2, and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 5.3;
                                   (vi) Copyright and Trademark assignments for
each copyright and trademark owned by Seller.
                           (b) CCG and Buyer shall deliver to Seller:
                                   (i) The cash portion of the Purchase Price by
wire transfer to an account specified by Seller and irrevocable instructions to Buyer's transfer agent to issue and send to Seller certificates for the Stock;
                                   (ii) The Assumption Agreement, executed by
Buyer;
                                   (iii) A certificate executed by Buyer as to
the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 6.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 6.2;
                                   (iv) The Guaranty; and
                                   (v) The Note;
                                   (vi) A Security Agreement relating to all of
the assets of Buyer;
                                   (vii) UCC-1 Financing Statements in
recordable form relating to the security interests granted in the Security Agreement;
                                   (viii) A certificate for all the issued and
outstanding shares of Buyer pledged pursuant to the Pledge Agreement referenced in Paragraph (c) below, together with an Assignment separate from certificate, proxies and resignations of officers and directors of Buyer which shall be held by Seller and used by Seller solely as determined by the Pledge Agreement.
                           (c) CCG, Buyer and Seller shall each deliver to the
other executed copies of the Pledge Agreement.

                  3. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Seller represents and warrants to Buyer as follows with such exceptions as are set forth in the Disclosure Letter:
                       3.1. ORGANIZATION AND GOOD STANDING. (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Pennsylvania with full power and authority to carry on its business as it is now being conducted, to own or hold under lease the properties and assets which it owns or holds under lease and perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which the ownership or leasing of the properties owned by it or the nature of the activities conducted by it requires such qualification and the failure so to qualify would have a material adverse effect on Seller's business or rights. Seller has no Subsidiaries. Seller has delivered to Buyer copies of the Organizational Documents of Seller, as currently in effect. The name of each general and limited partner of Seller is set forth in Section 3.1 of the Disclosure Letter.
                       3.2. AUTHORITY; NO CONFLICT. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the full right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth in Section 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly:
                           (a) contravene, conflict with or result (with or
without notice or lapse of time) in a violation of (i) any of the provisions of the Organizational Documents of Seller or (ii) any resolution adopted by the partners of Seller;
                           (b) contravene, conflict with or result (with or
without notice or lapse of time) in a violation of any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, may be subject;
                           (c) cause any of the assets owned by Seller to be
reassessed or revalued by any taxing authority or other Governmental Body of or in the State of Pennsylvania;
                           (d) contravene, conflict with or result (with or
without notice or lapse of time) in a violation of any of the terms or requirements of, or give any Governmental Body the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller, or that otherwise relates to the business of, or any of the assets owned or used by, Seller;
                           (e) contravene, conflict with or result (with or
without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any Contract or License to which Seller is a party or under which Seller has any rights, or by which Seller, or any of the assets owned or used by Seller, may be bound; or
                           (f) result (with or without notice or lapse of time)
in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller.
                  Except as disclosed in Section 3.2 of the Disclosure Letter, Seller is not and will not be required to give any notice to or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
                       3.3. FINANCIAL STATEMENTS. Seller has delivered to Buyer:
(a) the unaudited balance sheet of Seller, as at December 31, 1999, and the related unaudited statement of income for the fiscal year ended December 31, 1999. (the balance sheet at December 31, 1999 being hereinafter referred to as the "Balance Sheet"), and (b) an unaudited consolidated balance sheet of Seller as at May 31, 2000 (the "Interim Balance Sheet") and the related unaudited statement of income for the 4 months then ended, including in each case the notes thereto such balance sheets and statements of income are referred to (collectively the "Financial Statements"). The Financial Statements were prepared in accordance with the Seller's books and records and are complete and correct in all material respects and fairly present the financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referred to. The Interim Balance Sheet includes, in its body or as attached schedules, detailed lists of accounts receivable, accounts payable and inventory. To Seller's knowledge, the business has no liabilities, fixed or contingent, occurring or arising prior to the date of the Financial Statements, which are required under GAAP to be disclosed, but are not fully shown or provided for in the Financial Statements, and, to Seller's knowledge no such liabilities have arisen since the date of the Interim Balance Sheet, except:

                   1. Liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet; and
                   2. Liabilities permitted by or provided for or otherwise disclosed in this Agreement or the Disclosure Letter.

                       3.4. TITLE TO PROPERTIES; ENCUMBRANCES. Section 3.4 of the Disclosure Letter describes all leaseholds owned by Seller. Seller owns no real property. Seller owns all the properties and assets (real, personal and mixed, tangible and intangible) that it purports to own, including those reflected as owned in the books and records of Seller and all the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet and all the properties and assets purchased or otherwise acquired by Seller since the date of the Interim Balance Sheet. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet and otherwise reflected in Seller's books and records or purported to be owned by Seller are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, and (b) mortgages or security interests set forth in Section 3.4 of the Disclosure Letter.
                       3.5. ACCOUNTS RECEIVABLE. All accounts receivable that are reflected on the Schedule of Accounts Receivable as of the Closing Date and attached to the Disclosure Letter (referred to collectively as the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves in similar proportions as those shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, which may be asserted by any debtor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.
                       3.6. CONDITION AND SUFFICIENCY OF ASSETS. The Facilities are structurally sound with no material defects of which Seller has Knowledge, are in good operating condition and repair (normal wear and tear excluded) and are adequate for the uses to which they are being put, and, to the Knowledge of Seller, none of such Facilities is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Buyer has inspected or will before Closing inspect the Equipment and Seller makes no representation or warranty as to the soundness, defects in or condition of the Equipment except: (i) Seller has not taken any action to actively conceal any defects in the equipment and (ii) the Equipment has not been the cause of any injury to any employee or other person. The Acquisition Assets of Seller are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

                       3.7. INVENTORY. Except as disclosed in Section 3.7 of the Disclosure Letter, the value of all Inventory reflected on the Schedule of Inventory attached to the Disclosure Letter presents the value of Inventory as of such date in accordance with GAAP. All Inventory reflected on such Schedule shall have been priced at the lower of cost or market. The quantities of each category of Inventory at closing will be sufficient for the Buyer to carry on the Business in the Ordinary Course of Business. The Inventory at closing will consist of a quality and quantity useable and saleable in the Ordinary Course of Business and will be free of any defect or other deficiency.
                       3.8. NO UNDISCLOSED LIABILITIES. Except as set forth in the Interim Balance Sheet or Section 3.8 of the Disclosure Letter, Seller has no liabilities or obligations of any nature (known or unknown, absolute, accrued, contingent or otherwise) arising on the basis of facts in existence on the date of this Agreement that were not fully reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, except liabilities and obligations incurred in the Ordinary Course of Business since the respective dates thereof consistent with the type and amount of liabilities incurred prior to such dates.
                       3.9. TAXES. For all fiscal periods in respect of which a Governmental Body may assess any Tax, Seller has filed all tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due and all such returns, reports and estimates were prepared in the manner required by applicable law. All Taxes required to be paid on or prior to the Closing Date by Seller or have been accrued on the Interim Balance Sheet, except for those Taxes that are being disputed in good faith by appropriate proceedings, which proceedings are disclosed in the Disclosure Letter. Since January 1, 1996, the Seller had not been audited by any governmental body having taxing authority. Seller has delivered to Buyer copies of, and Section 3.9 of the Disclosure Letter lists, all such Tax Returns filed since December 31, 1995. Section 3.9 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by Seller for all taxable years since 1995, if any, and, the resulting deficiencies proposed by the Internal Revenue Service. Except as set forth in Section 3.9 of the Disclosure Letter, Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable. The charges, accruals and reserves with respect to Taxes on the books of Seller are adequate and are at least equal to that Company's liability for Taxes. There exists as of the Closing Date no proposed tax assessment against Seller, except as disclosed in the Balance Sheet or in Section 3.9 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by Seller. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. All Tax Returns filed by Seller are true, correct and complete.
                       3.10. BUSINESS ASSETS. Except as may be disclosed in
Section 3.10 of the Disclosure Letter, all material properties, interests, contracts, assets, licenses, transferable permits, rights and franchises (of every kind, nature, character and description, real, personal and mixed, tangible or intangible, whether or not reflected in the financial statements) utilized primarily or exclusively in the conduct of the Business as presently conducted are included in the Acquisition Assets and either owned by Seller or licensed or leased to Seller under Licenses or Contracts set forth in the Disclosure Letter.

                       3.11. NO MATERIAL ADVERSE CHANGE. Since December 31, 1999 there has not been any material adverse change in the operations, properties, prospects, assets or condition of the Business or any event, condition or contingency that is likely to result in such a material adverse change.


                       3.12. BENEFIT PLANS.

                           (a) Section 3.11(i) of the Disclosure Letter includes
a complete and accurate list of all pension, retirement, profit sharing, Section 401(k), thrift-savings, individual retirement account, excess benefit plan, deferred compensation, incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership (including, without limitation, payroll related employee stock ownership), severance pay, cafeteria, flexible compensation, life insurance, medical, dental, disability, welfare, or vacation plans or arrangements of any kind and any other Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Section 3 of ERISA), incentive compensation plan or fringe benefit or any combination of the foregoing established, maintained, sponsored, contributed to or otherwise participated in by Seller for any of the employees of Seller employed in connection with the Business, copies of each of which have heretofore been delivered by Seller to Buyer. Section 3.11(i) of the Disclosure Letter also includes a complete and accurate list of all voluntary employees' beneficiary associations and related trusts ("VEBA's") covering employees of the Business.
                           (b) Except for liabilities to the PBGC pursuant to
Section 4007 of ERISA, all of which have been fully paid, Seller has no liability to the PBGC, nor has Seller ceased operations at any facility or withdrawn from any such Plan in a manner which would subject it to liability under Section 4062(e), 4063 or 4064 of ERISA, and Seller knows of no facts or circumstances which might give rise to any liability of Seller or Buyer to the PBGC under Title IV of ERISA.
                           (c) Seller has no liability to the Internal Revenue
Service with respect to any pension plan qualified under Section 401 of the Code or any funded welfare benefit plan in either case covering employees employed in connection with the Business, including any liability imposed by Sections 412, 4971, 4972, 4976, 4977, 4978, 4978A, 4979, 4979A and 4980 of the Code.
                           (d) Seller, with respect to the Business, does not
maintain or contribute to, and has not participated in or agreed to participate in, a Multi-employer plan as defined in Section 4001(a)(3) of ERISA and no event has occurred, and there exists no condition or set of circumstances, which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multi-Employer Plan with respect to the Business which could result in any liability of Seller or Buyer to a Multi-Employer Plan.

                       3.13. COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                             AUTHORIZATIONS.

                           (a) Except as set forth in Section 3.12 of the
Disclosure Letter:
                                   (i) Seller is, and at all times since January
1, 1996 has been, in compliance with each material Legal Requirement that is or was applicable to the conduct or operation of the Business;

                                   (ii) To Seller's Knowledge no event has
occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any material Legal Requirement relating to the Business; and
                                   (iii) Seller has not received any notice or
other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement relating to the Business or
(B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to the Business or the Facilities.
                           (b) Section 3.13 of the Disclosure Letter identifies
each Governmental Authorization that is held by Seller and that relates to the Business. Each Governmental Authorization identified or required to be identified in Section 3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Section 3.13 of the Disclosure Letter:
                                   (i) Seller is, and at all times has been, in
full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.13 of the Disclosure Letter; and
                                   (ii) To Seller's Knowledge no event has
occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section
3.13 of the Disclosure Letter.
                  The Governmental Authorizations identified in Section 3.13 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Seller to conduct and operate the Business in the manner in which the Business is currently conducted and operated.
                  3.14. LEGAL PROCEEDINGS; ORDERS.
                           (a) Except as set forth in Section 3.14 of the
Disclosure Letter, there is no pending Proceeding:
                                   (i) that has been commenced by or against
Seller or that otherwise relates to or might affect the business of, or any of the assets owned or used by, Seller; or
                                   (ii) that challenges, or that might have the
effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
To the best of the knowledge of Seller, (1) no such Proceeding has been Threatened and (2) no event has occurred, and no condition or circumstance exists, that might give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding identified in
Section 3.13 of the Disclosure Letter, other than documents subject to the attorney-client privilege.
                           (b) Except as set forth in Section 3.14 of the
Disclosure Letter:
                                   (i) there is no Order to which Seller, or any
of the assets owned or used by Seller, is subject;
                                   (ii) Seller is not subject to any Order that
relates to the business of, or to any of the assets owned or used by, Seller;
and
                                   (iii) to the best of the knowledge of Seller,
no partner or employee of Seller is subject to any Order that prohibits such partner or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

                           (c) Except as set forth in Section 3.14 of the
Disclosure Letter:
                                   (i) Seller is, and at all times has been, in
full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
                                   (ii) no event has occurred, and no condition
or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is subject; and Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller, or any of the assets owned or used by Seller, is or has been subject.
                       3.15. ABSENCE OF CERTAIN CHANGES AND EVENTS.
                           (a) Except as set forth in Section 3.15 of the
Disclosure Letter, since December 31, 1999 Seller has conducted business only in the Ordinary Course of Business and there has not been any:
                                   (i) change or event which individually or in
the aggregate had or may have a material adverse effect on the Business;
                                   (ii) payment or increase of any bonuses,
salaries, or other compensation to any partner or employee (except to partners or employees in the Ordinary Course of Business) of the Seller or the General Partner or entry into any employment, severance, or similar Contract with any partner or employee of the Seller or the General Partner;
                                   (iii) damage, destruction, or loss to any
asset or property, whether or not covered by insurance, affecting materially and adversely the properties, assets, business, financial condition, or prospects of Seller, taken as a whole;
                                   (iv) entry into, termination, or receipt of
notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $25,000;
                                   (v) sale (other than sales of inventory in
the Ordinary Course of Business), lease, or other disposition of any asset or property of Seller, or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including, without limitation, the sale, lease, or other disposition of any Intellectual Property Assets;
                                   (vi) cancellation or waiver of any claims or
rights with a value in excess of $10,000;
                                   (vii) conduct of business or entering into
any transaction, other than in the Ordinary Course of Business;
                                   (viii) material change in the accounting
methods;
                                   (ix) declaration or payment of any
distribution to any of Seller's partners or any direct or indirect redemption, purchase or other acquisition of any partnership interest in Seller, or any transfer of any rights, properties or assets of the Seller to any of its partners; or
                                   (x) agreement, whether or not in writing, to
do any of the foregoing by Seller.

                       3.16. CONTRACTS; NO DEFAULTS. (a) Section 3.16 of the Disclosure Letter lists all Contracts described in (i) through (xvi) below to which Seller is a party and which relate to the Business:
                                   (i) Each Contract that involves performance
of services or sale or delivery of goods and/or materials by Seller of an amount or value in excess of $10,000;
                                   (ii) Each Contract that involves the purchase
of goods or services by Seller, or the performance of services or delivery of goods and/or materials to Seller, of an amount or value in excess of $10,000;
                                   (iii) Each Contract not in the Ordinary
Course of Business involving expenditures or receipts of Seller in excess of $10,000;
                                   (iv) Each License or other Contract with
respect to patents, trademarks, copyrights, or other intellectual property, including each Contract under which Seller has the right to manufacture, display or sell any material containing autographs, team names, team logos, characters or other trademarks, service marks, copyrights, or other intellectual property of professional or amateur sports teams or entertainment organizations;
                                   (v) Each Contract to which, to Seller's
Knowledge, any employee, consultant, or contractor of Seller is bound which in any manner purports to (A) restrict such employee's, consultant's, or contractor's freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person such employee's, consultant's, or contractor's rights to any invention, improvement, or discovery;
                                   (vi) Each employment agreement, collective
bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment and each agreement with current or former employees or independent contractors regarding the application or non-disclosure of Intellectual Property;
                                   (vii) Each joint venture, partnership or
other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;
                                   (viii) Each Contract containing covenants
which in any way purport to restrict Seller's business activity or purport to limit the freedom of Seller to engage in any line of business or to compete with any Person;
                                   (ix) Each Contract providing for payments to
or by any Person based on sales, purchases or profits, other than direct payments for goods;
                                   (x) Each power of attorney which is currently
effective and outstanding;

                                   (xi) Each Contract for capital expenditures
in excess of $50,000;
                                   (xii) Each written warranty, guaranty or
other similar undertaking with respect to contractual performance extended by Seller;
                                   (xiii) Each loan, credit or other agreement
relating to indebtedness for borrowed money of Seller or which would result in an Encumbrance on any Acquisition Asset;
                                   (xiv) Each lease with respect to any real or
personal property providing for an annual rental in excess of $10,000;
                                   (xv) Each dealership, manufacturer's
representative, distributor, franchise or agency agreement;

                                   (xvi) Each contract entered into other than
at arms length, including without limitation any contract with any Related Person or any partner, the partnership, or any officer, director or shareholder of the general partner;
                                   (xvii) Each amendment, supplement, and
modification (whether written or oral) in respect of any of the foregoing; and
                                   (xviii) True complete and accurate copies of
each contract described in (iv) had been provided to Buyer. True, complete and accurate copies of each contract described above other than in (iv) have been or will be supplied to Buyer upon Buyer's request.
                           (b) The Contracts listed in Section 3.16 of the
Disclosure Letter are all of the Contracts which Seller believes are material to the Business as conducted by Seller. Except as set forth in Section 3.16 of the Disclosure Letter, all of the Contracts listed in the Disclosure Letter pursuant to paragraph (a) hereof are in full force and effect, are valid and enforceable in accordance with their terms (except as may be limited by laws of bankruptcy and general principles of equity and judicial discretion), and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default or a basis for force majeure or other claim of excusable delay or non-performance thereunder. Seller has not received any oral or written notice from any party to any Contract that purports to notify Buyer that Buyer is or may be in violation or default of any Contract. Buyer has not received any notice from any party to a Contract described in clause (3) that such party intends to cease or curtail doing business with the Seller, whether during the term of any Contract or otherwise. The transactions contemplated by this Agreement will not violate or cause a default under any Contract specified above (assuming Buyer receives any consent from another party explicitly required under provisions of the Licenses in the forms delivered to Buyer for Buyer's review), and the transactions contemplated by this Agreement will not cause any party to a Contract described in clause (3) to cease doing business with Buyer after purchase of the Acquisition Assets. The terms and conditions of all of such Contracts are reasonable and customary in the industries and trades in which Seller operates, and there are no extraordinary terms contained therein.
                           (c) The Contracts relating to the Business have been
entered into by Seller in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with another Person, or any consideration having been paid or promised, which is or would be in violation of any Legal Requirement.
                       3.17. ENVIRONMENTAL MATTERS. Except as disclosed in
Schedule 3.17 of the Disclosure Letter:
                           (a) Seller is, and at all times prior to the date
hereof Seller has been, in full compliance with, and has not been and is not in violation of or liable under, all Environmental Laws applicable to it or to the ownership or operation of its assets (including any of the Facilities) or the operation of its business.
                       3.18. EMPLOYEES. Section 3.18 of the Disclosure Letter contains a current list setting forth the following information for each employee of Seller employed in connection with the Business, including, without limitation, each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable, vacation accrued and service credited for purposes of vesting and eligibility to participate under Seller's Employee Pension Benefit Plans or Employee Welfare Benefit Plans or other employee benefit plan. To Seller's Knowledge, no current employee of Seller employed in connection with the Business, is a party to, or is otherwise bound by, any agreement or arrangement, including, without limitation, any confidentiality, non-competition or proprietary rights agreement between such employee and any other entity or person ("Proprietary Rights Agreement") which in any way affects or will affect (i) the performance of his duties as an employee of Seller or
(ii) Buyer's ability to conduct the Business, including, without limitation, any Proprietary Rights Agreement with Seller by any such employee. At Buyer's request, Seller shall assign to Buyer or, at Buyer's request, Seller shall use its Best Efforts to enforce, at Seller's expense, any or all of its rights under any Proprietary Rights Agreements against Seller's former and current employees with respect to the Business.
                       3.19. LABOR DISPUTES; COMPLIANCE. Since January 1, 1996 Seller has not been a party to any collective bargaining or other labor Contract with respect to the Business. Since January 1, 1996 there has not been, and there is not presently pending or existing, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee, an application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity or other labor dispute against or affecting Seller or its premises, or Threatened, and no application for certification of a collective bargaining agent is pending, or Threatened. Seller, with respect to the Business, has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.
                       3.20. INTELLECTUAL PROPERTY.
                           (a) Except for any license implied by the sale of a
product and common software programs with a value of less than $1,000, Section
3.20 of the Disclosure Letter is an accurate and complete listing and summary description, including any royalties paid or received by Seller, of all agreements relating to the Intellectual Property Assets to which Seller is a party. Section 3.16 of the Disclosure Letter also includes a complete list of all Licenses or other contracts with any professional or amateur sports or entertainment organization to which Seller is a party and any and all other agreements under which Seller has the right to manufacture, display or sell any product or use any character, name, logo or other trademark. There are no outstanding and, to the best Knowledge of Seller, no Threatened disputes or disagreements with respect to any such License or other contract. None of the Licenses violates or conflicts with right of any Person, and none of the trademarks, service marks or copyrights owned by Seller infringe or violate the rights of any third parties. Seller has not been notified, and to the best of Seller's knowledge, no licensor under any of the Licenses has been notified, of any claim that any use by Seller or its licensors of any Intellectual Property Assets, or any licensing of Intellectual Property Assets to Seller by a licensor, violates or infringes upon the right of any other Person. The Acquisition Assets include the rights of Seller under all agreements to which Seller is a party providing for the protection of the confidentiality of Intellectual Property Assets.
                           (b) The Intellectual Property Assets collectively
constitute all licenses, patents, trademarks, trade names, know-how, trade secrets, technology, software and other similar rights and properties necessary for the operation of the Business as it is currently conducted. Seller is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interest, charges, encumbrances, equities and other adverse claims and has the right to use without payment to a third party all the Intellectual Property Assets, except as set forth in the Licenses.
                           (c) Section 3.20(d) of the Disclosure Letter
identifies all employees of Seller who have executed written agreements with Seller which assign to Seller all rights to any inventions, improvements, discoveries or information which relate to the Business. To Seller's Knowledge, no employee of

Seller employed in connection with the Business has entered into any agreement which restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Seller.

                     3.21. CERTAIN PAYMENTS. Neither Seller nor any director, officer, agent or employee of Seller has and to Seller's Knowledge no other Person associated with or acting for or on behalf of Seller has, directly or indirectly with respect to the Business made any unlawful contribution, gift, bribe, rebate, payoff influence payment, kickback or other payment to any Person, private or public, regardless of form whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for business secured or (iii) to obtain special concessions or for special concessions already obtained for or in respect of Seller.

                     3.22. DISCLOSURE.

                           (a) No representation or warranty of Seller contained
in this Agreement, and no statement in the Disclosure Letter, contains any untrue statement of material fact. No representation or warranty of Seller contained in this Agreement, and no statement in the Disclosure Letter, omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
                           (b) There is no fact known to Seller (other than
general economic or industry conditions) which materially adversely affects or, so far as Seller can reasonable foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the business, which has not been set forth in this Agreement or the Disclosure Letter.
                           (c) No investigation or knowledge of Buyer, whether
conducted or acquired before or after Closing, shall affect the representations and warranties made by Seller in this Agreement and any such investigation or knowledge shall not be a defense to any claim and such representations and warranties are false, incorrect or misleading.
                     3.23. FAIR VALUE. Seller and Buyer have negotiated the purchase price for the acquisition assets at arms length, and the purchase price, taking into account the potential risk of increases and decreases in the value of the Stock before it becomes freely transferable, represent fair value for the Acquisition Assets.
                     3.24. TRANSACTIONS WITH RELATED PERSONS. Except for the rental payments from the Seller to its landlord, The Fung Partnership, no partner of the Seller, nor any Related Person of a partner of the Seller, has had any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business since December 31, 1998. Since December 31, 1998, no partner of Seller, nor any Related Person of a partner of Seller, owns or has owned any interest in any person which has (i) had business dealings or a material financial interest in any transaction with Seller or (ii) engaged in competition with Seller with respect to any line of products or services of Seller. No partner of Seller, nor any Related Person of a partner of Seller, has received, since December 31, 1998, or is entitled to receive, any compensation or other payment from Seller except for his or her ordinary salary set forth in the Disclosure Letter or otherwise as set forth in the Disclosure Letter, i.e. long term debt to be paid with proceeds of the Purchase Price. None of the accounts payable or other liabilities of the Seller, disclosed in the Financial Statements or otherwise, is owed to any partner of Seller or any Related Person of a partner of Seller, except as set forth in the Disclosure Letter.
                     3.25. BROKERS OR FINDERS. Neither Seller nor any Related Person of Seller has incurred any liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Seller as a result of the action of Seller or any Related Person of Seller.

                     3.26. SECURITIES LAW REPRESENTATIONS OF SELLER.
                         Seller represents and warrants that it:
                           (a) understands that the shares of Stock have not
been registered under the Securities Act of 1933 (the "Act"), and are "restricted securities" which are subject to restrictions on subsequent resale or other transfer under the Act;
                           (b) is acquiring the Stock for investment purposes
only for its own account and not with any view toward a distribution thereof;
                           (c) except as set forth in this Section 3.26, has no
contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person or anyone else any of the Stock, and has no present plans to enter into any such contract, undertaking, agreement or arrangement;
                           (d) agrees not to resell or otherwise transfer or
dispose of all or any part of the Stock except as set forth in this Section 3.26, or otherwise in accordance with applicable securities laws and that the certificates representing the Stock will bear a legend evidencing this restriction;
                           (e) understands that there is no assurance that there
will be a public market for the Stock after the restrictions on the Stock lapse, that the market for stock of small companies such as CCG may be extremely volatile, and that Seller may not be able to dispose of the Stock at any particular time or for any particular price;
                           (f) understands that CCG has not been profitable and
may never be profitable;
                           (g) has been given access to all information
regarding each of CCG and Buyer. their business, finances and capital structure, as may be required to make a decision regarding acceptance of the Stock as part of the Purchase Price; Seller has had access to the Registration Statement on form 10-SB filed with the Securities and Exchange Commission ("SEC") by CCG. Seller acknowledges that the SEC has provided CCG with comments on its Registration Statement, and that CCG is currently in the process of responding to those comments. Therefore, while the Registration Statement has become effective, the CCG Common Stock will not be eligible for trading on the NASD's Electronic Bulletin Board until the comments have been cleared.
                     Notwithstanding the foregoing, Buyer and CCG acknowledge that Seller may liquidate and distribute the Stock to its partners in accordance with the liquidation provisions of Seller's Partnership Agreement. CCG and Buyer agree to such transfer provided that each partner so receiving shares shall sign an investment letter containing representations substantially similar to those contained in this Section 3.26.

                  4. REPRESENTATIONS AND WARRANTIES BY BUYER AND CCG. Buyer and CCG hereby represent and warrant to Seller as follows:

                     4.1. ORGANIZATION AND GOOD STANDING. Buyer and CCG are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, their state of incorporation. Buyer is duly qualified to do business as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of assets requires such registration.

                     4.2. AUTHORITY; NO CONFLICT. Each of CCG and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed, and delivered by Buyer and CCG and constitutes the legal, valid and binding obligation of Buyer and CCG enforceable against Buyer and CCG in accordance with its terms. Neither the execution and delivery of this Agreement by CCG or Buyer nor the consummation of the Contemplated Transactions will
                           (a) Violate or conflict with any provision of the
Organizational Documents of Buyer or CCG;
                           (b) Violate or conflict with any provision of any
Legal Requirement binding upon Buyer or CCG; or
                           (c) Result in a breach of, or constitute a default
under (or with notice or lapse of time or both result in a breach of or constitute a default under) or otherwise give any Person the right to terminate, any Contract to which Buyer or CCG is a party or by which it is bound and which is material to the business or condition of Buyer or CCG.
                     Neither Buyer nor CCG is required to give prior notice to, or obtain any Consent of, any Person in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.
                     4.3. BROKERS OR FINDERS. Neither CCG, Buyer nor any Related Person of Buyer or CCG has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other like payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through CCG or Buyer as a result of the action of CCG, Buyer or any Related Person of Buyer or CCG.
                     4.4. FINANCIAL CAPABILITY. CCG and Buyer are financially capable of, and have adequate resources with respect to, the purchase of the Acquisition Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.
                  5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND CCG. The obligations of Buyer and CCG to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by CCG in writing:
                     5.1. REPRESENTATION AND WARRANTIES TRUE AT THE CLOSING DATE. Except for changes expressly contemplated by this Agreement, the representations and warranties of Seller contained in this Agreement and the Disclosure Letter (without giving effect to any updating or corrective information provided pursuant to Section 7 or otherwise) shall have been true and correct in all material respects when made and as of the Closing Date (as if made on and as of the Closing Date), and Seller shall have delivered to Buyer and CCG a certificate, executed by Seller and dated the Closing Date, to the foregoing effect.
                     5.2. NO MATERIAL ADVERSE CHANGE. During the period from the date of this Agreement to the Closing Date, there shall not have been (i) any material adverse change in the Business, (ii) any material loss or damage to the Acquisition Assets; or (iii) any default under, or termination of, or any other adverse effect with respect to any License; and Seller shall have delivered to Buyer a certificate, executed by Seller and dated the Closing Date, to the foregoing effect. Buyer shall not have discovered any material defect in the Equipment.
                     5.3. SELLER'S PERFORMANCE. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing Date. At the Closing, Seller shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect.

                     5.4. OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of counsel to Seller, dated the Closing Date, in the form of Exhibit 5.4.
                     5.5. NO PROHIBITION OF TRANSACTION. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any Order issued by, any Governmental Body to enjoin, restrain, prohibit or obtain substantial damage (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Contemplated Transactions, or (b) which, in the reasonable judgment of Buyer, could have a materially adverse effect on the Business.
                     5.6. COMPLIANCE WITH LAW. There shall have been obtained any and all permits, approvals and consents of any Governmental Body which counsel for Buyer may reasonably deem necessary or appropriate so that consummation of the Contemplated Transactions will be in compliance with applicable Legal Requirements.
                     5.7. DOCUMENTATION AND CONSENTS. Seller shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as Buyer may reasonably request for the purpose of (a) evidencing the accuracy and completeness of any representations or warranties, the performance of any covenants and agreements of Seller, or the satisfaction any conditions, all as contained or referred to in this Agreement or (b) effectuating or confirming the conveyance and transfer of the Acquisition Assets to Buyer. Without limiting the foregoing, Buyer shall have received unconditional consents to assign all of the Licenses to Buyer.
                     5.8. CONSENTS TO ASSIGNMENTS. On or prior to the Closing Date, Seller shall have furnished Buyer with evidence of consents as stated in
Section 3.2 of the Disclosure Letter. If there is in existence any Governmental Authorization that by its terms or applicable Legal Requirements is not assignable to Buyer, Buyer shall have obtained or been furnished by Seller an equivalent of that Governmental Authorization, effective as of and after the Closing Date.
                     5.9. EMPLOYMENT AGREEMENTS. James Onufrak shall have entered into an employment agreement with Buyer substantially in the form of
Exhibit 5.9.
                     5.10. LEASE. The Fung Partnership shall have entered into a Lease with Buyer as described in Section 6.5 below.
                     5.11. HOLDBACK LETTER. Buyer and CCG shall have received a letter relating to a further restriction on a proportionate number of the shares of Stock equal to the proportion of James Onufrak's indirect interest in the Seller. Such letter shall be from James Onufrak, the General Partner of Seller or from Seller, whichever is to hold the shares following closing.
                  6. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.
The obligations of Seller to effect the transactions contemplated under this Agreement at the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in whole or in part by Seller in writing:


                     6.1. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. The representations and warranties of Buyer and CCG contained in Section 4 of this Agreement (without giving effect to any updating or corrective information provided pursuant to Section 7 or otherwise) shall have been true and correct in all material respects when made and as of the Closing Date (as if made on and as if the Closing Date), and Buyer and CCG shall have delivered to Seller a certificate, executed by an executive officer of Buyer and CCG and at the Closing Date, to the foregoing effect.

                     6.2. BUYER'S PERFORMANCE. Buyer and CCG shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing Date. At the Closing, Buyer and CCG shall have delivered to Seller a certificate, signed by an executive officer of Buyer and CCG dated the Closing Date, to the foregoing effect.
                     6.3. NO INJUNCTION. There shall not be in effect any Order of a court of competent jurisdiction that prohibits or delays the sale of the Acquisition Assets to Buyer.
                     6.4. EMPLOYMENT AGREEMENT. Buyer and CCG shall have executed an Employment Agreement with James Onufrak substantially in the form of
Exhibit 5.9.
                     6.5. LEASE. The Buyer shall have entered into a month to month lease with The Fung Partnership for the facilities occupied by Seller at 384 Lancaster Avenue, Wayne, PA, with a "triple net" rental of $2300 per month.
                     6.6. NO PROHIBITION OF TRANSACTION. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any Order issued by, any Governmental Body to enjoin, restrain, prohibit or obtain substantial damage (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Contemplated Transactions, or (b) which, in the reasonable judgment of Seller, could have a materially adverse effect on the Business.
                     6.7. COMPLIANCE WITH LAW. There shall have been obtained any and all permits, approvals and consents of any Governmental Body which counsel for Seller may reasonably deem necessary or appropriate so that consummation of the Contemplated Transactions will be in compliance with applicable Legal Requirements.
                     6.8. DOCUMENTATION AND CONSENTS. Buyer shall have delivered all assignments, consents, approvals and other documents, certificates and instruments as Seller may reasonably request for the purpose of (a) evidencing the accuracy and completeness of any representations or warranties, the performance of any covenants and agreements of Buyer, or the satisfaction any conditions, all as contained or referred to in this Agreement or (b) effectuating or confirming the conveyance and transfer of the Acquisition Assets to Buyer.
                     6.9. OPINION OF SELLER'S COUNSEL. Seller shall have delivered to Buyer an opinion of counsel to Seller, dated the Closing Date, similar to the form of Exhibit 5.4.

                  7. COVENANTS OF SELLER PRIOR TO CLOSING DATE.

                     7.1. ACCESS AND INVESTIGATION. During the period from the date of this Agreement to the Closing Date, Seller shall, and shall cause its officers, employees, agents and representatives to, afford Buyer and its representatives (including legal counsel, financial and other advisors, consultants and independent accountants) full and free access to Seller's personnel, properties, contracts, books and records and other documents and data, and shall furnish Buyer with copies of documents and other information as Buyer shall, from time to time, reasonably request for the purpose of enabling Buyer to investigate the accuracy of the representations and warranties of Seller made in this Agreement. The furnishing of such information to Buyer any such investigation by Buyer shall not affect Buyer's right to rely on any of the representations and warranties made in this Agreement.

                     7.2. OPERATION OF THE BUSINESS. During the period from the date of this Agreement to the Closing Date, Seller shall conduct the Business only in the Ordinary Course of Business and in a manner consistent with past practices; use its reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it; confer with Buyer concerning operational matters of material nature; and report periodically to Buyer concerning the status of the Business.
                     7.3. APPROVALS OF GOVERNMENTAL BODIES AND LICENSES. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts, and will cooperate with Buyer in taking all steps necessary, promptly to make any filing and obtain any consent, approval or authorization of any Governmental Body, or any licensor under any License, required to allow the consummation of this Agreement and the Contemplated Transactions.
                     7.4. NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer writing if it becomes aware of any fact or condition which makes materially untrue any representation or materially breaches any warranty made by Seller in this Agreement or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) make materially untrue any such representation or materially breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if such Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller shall deliver to Buyer a Supplement to the Disclosure Letter specifying such change. Delivery of such Supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller set forth in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions set forth in Section 5 impossible or unlikely.
                     7.5. NO NEGOTIATION. Until such time, if any, as this Agreement is terminated pursuant to Section 12, Seller shall not, solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of the assets of Seller relating to the Business.
                     7.6. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Seller will use its reasonable Best Efforts to cause the conditions specified in Section 5 to be satisfied.
                     7.7. PARTNERSHIP ACTIONS. Seller shall obtain all consents of its general and limited partners necessary to consummate the contemplated transactions.
                  8. COVENANTS OF BUYER AND CCG PRIOR TO CLOSING DATE.
                     8.1. APPROVALS OF GOVERNMENTAL BODIES. Between the date of this Agreement and the Closing Date, Buyer and CCG will use their Best Efforts, and will cooperate with Seller in taking all steps necessary, promptly to make any filing and obtain any consent, approval or authorization of any Governmental Body, in each case required to allow the consummation of this Agreement and the Contemplated Transactions, provided that nothing herein shall require Buyer to dispose of, or make any change in, any portion of its business or to incur any other burden in order to obtain any consent, approval or authorization.

                     8.2. NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if it becomes aware of any fact or condition which makes materially untrue any representation or materially breaches any warranty made by Buyer in this Agreement or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) make materially untrue any such representation or materially breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.
                     8.3. BEST EFFORTS. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions specified in Section 6 hereof to be satisfied.
                  9. COVANANTS OF SELLER AND BUYER SUBSEQUENT TO THE CLOSING
                       DATE.
                     9.1. FURTHER ASSURANCES. Each of Seller and Buyer will, upon request of the other party from time to time after the Closing, execute and deliver, and use its reasonable Best Efforts to cause other Persons to execute and deliver, to the other all such further documents and instruments, and will do or use its reasonable Best Efforts to cause to be done such other acts, as the other may reasonably request more completely to consummate and make effective the Contemplated Transactions.
                  10. MUTUAL COVENANTS.
                     10.1. EXPENSES. Except as expressly otherwise provided herein, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. In the case of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by another party.
                     10.2. CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions (unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party), unless the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions or unless the furnishing or use of such information is required by Legal Proceedings. If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all such written information.

                  11. INDEMNIFICATION; REMEDIES.
                     11.1. SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.
                     11.2. TIME LIMITATIONS. If the Closing occurs, Seller shall have no liability (for indemnification or otherwise) with respect to any agreement to be performed and complied with prior to the Closing Date or any representation or warranty (other than those set forth in Sections 3.9, 3.12, 3.17 and 3.23), unless on or before the second anniversary of the Closing Seller is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Sections 3.9, 3.12 3.17 and 3.23, or a claim for indemnification not based upon any representation or warranty or agreement to be performed and complied with prior to the Closing Date, may be made at any time on or before the fifth anniversary of the Closing Date, subject to the applicable statute of limitations. If the Closing occurs, except as otherwise stated in this sentence, Buyer shall have no liability (for indemnification or otherwise) with respect to any agreement to be performed and complied with prior to the Closing Date or any representation or warranty, unless on or before the second anniversary of the Closing Date Buyer is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim for indemnification not based on any representation or warranty or agreement to be performed and complied with prior to the Closing Date may be made at any time on or before the fifth anniversary of the Closing Date, subject to the applicable statute of limitations.
                     11.3. INDEMNIFICATION BY SELLER. Subject to the provisions of Sections 11.2 and 11.5, Seller shall indemnify for and hold harmless Buyer and CCG and their Related Persons (collectively, the "Indemnified Buyer") from, and shall reimburse the Indemnified Buyer, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages") arising from or in connection with
(a) any inaccuracy in any of the representations and warranties of Seller in this Agreement or in any certificate delivered by Seller pursuant to this agreement (for this purpose, the qualification as to materiality in the certificate delivered pursuant to Section 5.1 shall be disregarded), (b) any failure by Seller to perform or comply with any agreement in this Agreement, (c) any Retained Liability, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
                     11.4. INDEMNIFICATION BY BUYER AND CCG. Subject to the provisions of Sections 11.2 and 11.5, Buyer and CCG shall indemnify and hold harmless Seller and its Related Persons (collectively, the "Indemnified Seller"), and shall reimburse the Indemnified Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer and CCG in this Agreement or in any certificate delivered by Buyer or CCG pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b)any failure by Buyer or CCG to perform or comply with any agreement in this Agreement, (c) any Assumed Liability or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or CCG (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                     11.5. PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. Promptly after receipt by either an Indemnified Seller or an Indemnified Buyer (either, an "Indemnified Person") under Section 11.3 or 11.4, of notice of the commencement of any Proceeding against it, such Indemnified Person shall give notice to the other party (the "Indemnifying Person") of the commencement thereof, but the failure so to notify Indemnifying Person shall not relieve it of any liability that it may have to any Indemnified Person except to the extent Indemnifying Person demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an Indemnified Person and it shall give notice to Indemnifying Person of the commencement thereof, Indemnifying Person shall, unless the claim involves Taxes, be entitled to participate therein and, to the extent that it shall wish (unless (i) Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representations would be inappropriate or (ii) Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel selected by such Indemnifying Person and reasonably satisfactory to such Indemnified Person and, after notice from Indemnifying Person to such Indemnified Person of its election so to assume the defense thereof, Indemnifying Person shall not be liable to such Indemnified Person under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such Indemnified Person in connection with the defense thereof, other than reasonable costs of investigation. If Indemnifying Person assumes the defense of such a Proceeding, (a) no compromise or settlement thereof may be effected by Indemnifying Person without the Indemnified Person's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (ii) the sole relief provided is monetary damages that are paid in full by Indemnifying Person and (b) Indemnifying Person shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to Indemnifying Person of the commencement of any Proceeding and it does not, within ten days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense thereof, Indemnifying Person shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Person.
                  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Person may, by notice to Indemnifying Person, assume the exclusive right to defend, compromise or settle such Proceeding, but Indemnifying Person shall not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

                  12. TERMINATION.

                     12.1. TERMINATION EVENTS. Subject to the provisions of
Section 12.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated:

                           (a) By either Buyer or Seller if a material default
or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and such default cannot be cured before Closing and has not been waived;

                           (b) (i) By Buyer if all of the conditions set forth
in Section 5 shall not have been satisfied at the time the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, other than through failure of Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

                                   (ii) By Seller, if all of the conditions set
forth in Section 6 shall not have been satisfied at the time the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible, other than through failure of Seller to fully comply with its obligations hereunder, and shall not have been waived by Seller on or before such date;
                           (c) By mutual consent of Buyer and Seller; or
                           (d) By either Buyer or Seller if the Closing shall
not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before July 15, 2000, or such later date as may be agreed upon by the parties. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.
                     12.2. EFFECT OF TERMINATION.
                           (a) Except as provided in paragraph (b), in the event
this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 10.2 and 10.3 shall survive.
                           (b) If this Agreement is terminated by one party
under Section 12.1 and the circumstances giving rise for such termination were caused by the other party's material breach of its obligations under this Agreement, or a material breach of the representations and warranties under this Agreement, termination under Section 12.1 shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of such party, and such party shall be entitled to recover, without limitation, all damages arising out of such breach, and all costs and expenses incurred in pursuing its rights and remedies (including reasonable attorney's fees). In addition, in the event that any party would have the right to terminate this Agreement unilaterally under Section 12.1 due to the other party's material breach of its obligations or of any representation or warranty, such party shall have the right to bring an action for specific performance of this Agreement and other equitable remedies.
                  13. EMPLOYMENT MATTERS
                     13.1. OFFER OF EMPLOYMENT. Seller hereby consents to Buyer's offer of employment to all employees of Seller related to the Business. Seller is responsible for, and will pay and fully satisfy, and the Retained Liabilities include, all obligations to Seller's employees arising from their employment through Closing or which arise because of Closing, whether or not such employees are hired by Buyer, including salary, benefits, severance and accrued vacation.

                  14. ALLOCATIONS AND APPORTIONMENTS
                  14.1. Fees with respect to any Licenses which are not based upon actual sales shall be apportioned between Buyer and Seller as of the close of business on the day before the Closing Date on the basis of a 30-day month and a 360-day year.


                 14.2. The amounts of all telephone, electric, gas, sewer, water and other utility bills, and all trash removal bills, shall be allocated as of 8:00 a.m. on the Closing Date. Payments owing by Seller on account of any of the foregoing shall be determined, if possible, by a meter reading on the morning of the Closing Date. If it is not possible to allocate any of the foregoing as of the Closing Date, such apportionment shall be done by estimate with an adjustment to be made after Closing to reflect the appointment of the actual costs.


                 14.3. All deposits and prepayments from customers, other than to the extent of services performed or goods delivered, shall be the property of Buyer and shall be allocated to Buyer at Closing.


                 14.4. If the net amount of adjustments described in Sections 14.1 through 14.3 are in favor of Buyer, then such net amount shall be subtracted from the cash portion of the Purchase Price to be paid at Closing. If the net amount of adjustments described in Sections 14.1 through 14.3 are in favor of Seller, such amount shall be added to the cash portion of the Purchase Price to be paid at Closing.


                 14.5. All revenues and expenses from operations of the Business on the day of Closing shall be the property of Buyer.


                 14.6. If subsequent to Closing, a party (the "Notifying Party") determines that any allocations made at Closing were incorrect and that a reallocation should be made, the Notifying Party may send written notice to the other party (the "Receiving Party") stating with particularity the reason for and the amount of the proposed reallocation. The Receiving Party shall have ten (10) days after delivery of the notice to notify the Notifying Party, in writing, that the Receiving Party disputes the reallocation. If the Receiving Party does not dispute the reallocation by timely notice to the Notifying Party, then the reallocation proposed by the Notifying Party shall be deemed accepted. If the Receiving Party does timely notify the Notifying Party of a dispute, the parties shall attempt to reconcile the dispute between themselves. If the dispute has not been reconciled within fifteen (15) days after delivery of the Receiving Party's notice, either party may submit the dispute a court. Any reallocation deemed accepted by the Receiving Party or agreed to by both parties shall be paid by the Receiving Party within ten (10) days of the date it agreed to or was deemed to have accepted the reallocation. Buyer shall permit Seller reasonable access to all books and records required by Seller in connection with the processing of any dispute arising hereunder.

                  15. MISCELLANEOUS.

                     15.1. NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

                                    Seller:
                                    ------

                                            Rooter Rattle, L.P.
                                            384 Lancaster Avenue
                                            Wayne, PA
                                            Attn:  James Onuffrak
                                            Facsimile: ________________

                                    Buyer or CCG:
                                    ------------

                                            Collectible Concepts Group, Inc.
                                            1600 Lower State Road
                                            Doylestown, PA 18901
                                            Attn: Jeffrey Andrews
                                            Telecopy No. (215) 491-1079

                                    with a copy to:
                                    --------------

                                            Gary A. Miller, Esquire
                                            Eckert Seamans Cherin & Mellott, LLC
                                            1515 Market Street, 9th Floor
                                            Philadelphia, PA 19102
                                            Telecopy No. (215) 851-8383

                     15.2 JURISDICTION; SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the Commonwealth of Pennsylvania.
                     15.3 FURTHER ASSURANCES. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

                     15.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to herein shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(i) no claim or right arising out of this Agreement or the documents referred to herein can be discharged by one party hereto, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party hereto; (ii) no waiver which may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party hereto shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.
                     15.5 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto. This Agreement may not be changed or terminated except by a written agreement executed by Buyer and Seller.
                     15.6 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS. This Agreement may not be assigned by either party without the prior consent of the other party. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and assigns, and for the benefit of no other Person.
                     15.7 SECTION HEADINGS, CONSTRUCTION. The headings of Sections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections in this Agreement refer to the corresponding Sections of this Agreement. All words used herein shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words "herein," "hereof," "hereby," "hereinabove," "hereinbelow," "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision hereof.
                     15.8 GOVERNING LAW. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Pennsylvania without regard to the conflicts of laws principles thereof, all rights and remedies being governed by such laws.
                     15.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same agreement.

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.



                                   COLLECTIBLE CONCEPTS GROUP, INC.


                                   By:
                                      ------------------------------------------
                                            Name:  Jeffrey Andrews
                                            Title: Chief Financial Officer


                                   TEAM SPORT SPECIALTIES
                                        CORPORATION

                                   By:
                                      ------------------------------------------
                                            Name:
                                            Title:

                                   ROOTER RATTLE, L.P.

                                   By: Rooter Rattle Enterprises, Ltd.,
                                           General Partner

                                   By:
                                      ------------------------------------------
                                            Name:  James Onufrak
                                            Title: